    As filed with the Securities and Exchange Commission on March 21, 1997
                                                          Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  __________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ___________

                                FRIEDMAN'S INC.
            (Exact name of registrant as specified in its charter)
        DELAWARE                                             58-2058362
(State of incorporation)                       (IRS Employer Identification No.)
                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401
              (Address of Principal Executive Offices) (Zip Code)

                                FRIEDMAN'S INC.
                             AMENDED AND RESTATED
                            1994 STOCK OPTION PLAN
                             FOR OUTSIDE DIRECTORS
                           (Full title of the plan)

                               BRADLEY J. STINN
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                                FRIEDMAN'S INC.
                              4 WEST STATE STREET
                            SAVANNAH, GEORGIA 31401
                                (912) 233-9333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:
                               M. HILL JEFFRIES
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                          1201 WEST PEACHTREE STREET
                         ATLANTA, GEORGIA  30309-3424
                                (404) 881-7000

                       _________________________________

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
               TITLE OF                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF REGISTRATION
            SECURITIES TO                AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING           FEE
            BE REGISTERED               REGISTERED (1)       SHARE (2)             PRICE
-----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value             4,000              $14.94             $ 59,760                    $ 18
-----------------------------------------------------------------------------------------------------------------------
 Class A Common Stock, $.01 par value           21,000              $17.32              363,720                    $111
-----------------------------------------------------------------------------------------------------------------------
              Total                             25,000                                 $423,480                    $129
-----------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers any additional shares that may hereafter become purchasable as a result of the adjustment provisions of the Friedman's Inc. Amended and Restated 1994 Stock Option Plan for Outside Directors (the "Plan").

(2) Determined in accordance with Rule 457(h), the registration fee is based on the average option price per share for shares presently subject to options and, for those shares not presently subject to options, on the average of the high and low prices of the Registration's Class A Common Stock reported on the Nasdaq National Market on March 17, 1997.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Friedman's Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document incorporated pursuant to (a) above.

          (c) The description of the Class A Common Stock, $.01 par value per share of the Company which is contained in a registration statement filed under
Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the issuance the securities being registered has been passed upon for the Company by the law firm of Alston & Bird LLP.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents of the corporation. Article Ninth of the Certificate of Incorporation, as amended, of the Registrant provides:

     NINTH:  Limitation of Liability; Indemnification

   A.   Limitation of Directors' Liability

     To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director. No amendment to or repeal of this Section A of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     B.   Indemnification

          1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

         (2) Insurance, Contracts and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of this Article, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         (3) Indemnification Not Exclusive Right. The right of indemnification provided in this Article shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article and shall be applicable to proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

         (4) Advancement of Expenses; Procedures; Presumptions and Effects of Certain Proceedings; Remedies. In furtherance but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Article:

               (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

               (b) Procedure for Determination of Entitlement to Indemnification. (i) To obtain indemnification under this Article, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made no later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

          (ii) The Indemnitee's entitlement to indemnification under this Article shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders of the Company entitled to vote; or (D) as provided in Section B-4(c) of this Article.

          (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section B-4(b)(ii) of this Article, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

          (c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article, the Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section B-4(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section B-4(b) of this Article to determine within 60 days after the receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section B-1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

          (d) Remedies of Indemnitee. (i) In the event that a determination is made pursuant to Section B-4(b) of this Article that the Indemnitee is not entitled to indemnification under this Article, (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article.

          (ii) If a determination shall have been made or deemed to have been made, pursuant to Section B-4(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (C) advancement of expenses is not timely made pursuant to Section B-4(a) or (D) payment of indemnification is not made within five days after a determination if entitlement to indemnification has been made or deemed to have been made pursuant to Section B-4(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court of the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a "Disqualifying Event"); provided, however, that in any such action the Company shall have the burden or proving the occurrence of such Disqualifying Event.

          (iii) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section B-4(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

          (iv) In the event that the Indemnitee, pursuant to this Section B-4(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

          (e)   Definitions.  For purposes of this Section B-4:

          (i) "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

          (ii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Article. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

     (5) Severability. If any provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

   The Registrant has purchased directors' and officers liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

ITEM 8.  EXHIBITS.*

     4(a)   Registrant's Certificate of Incorporation, as amended.

     4(b)   Registrant's Bylaws hereby incorporated by reference from Exhibit
3.3 to the Registrant's Registration Statement on Form S-1 dated filed with the Commission on August 19, 1993 with Registration No. 33-67662.

     4(c)   Friedman's Inc. Amended and Restated 1994 Stock Option Plan for
Outside Directors.

     5      Opinion of counsel of Registrant.

     23(a)  Consent of counsel (included in Exhibit 5).

     23(b)  Consent of Ernst & Young LLP.

     24     Power of Attorney (contained on page II-8).

_____________

*   Exhibits are numbered in accordance with Item 601 of Regulation S-K.

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

     provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not
     --------  -------
apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of l934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this
Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Friedman's Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, State of Georgia, on the 21 day of March, 1997.

                              FRIEDMAN'S INC.
                              Registrant



                              By:  /s/ Bradley J. Stinn
                                   --------------------
                                   Bradley J. Stinn
                                   Chief Executive Officer
                                   (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on March 21, 1997.

         SIGNATURE                           TITLE
         ---------                           -----

/s/ Bradley J. Stinn                         Chairman of the Board of Directors, Chief
------------------------------------------   Executive Officer and Interim Chief Financial
                    Bradley J. Stinn         Officer (Principal Executive, Financial and
                                             Accounting Officer)

/s/ Sterling B. Brinkley                     Director
------------------------------------------
                 Sterling B. Brinkley

/s/ John E. Cay III                          Director
------------------------------------------
                    John E. Cay III

/s/ Robert W. Cruickshank                    Director
------------------------------------------
              Robert W. Cruickshank
                                             President, Chief Operating Officer and Director
------------------------------------------
              Robert S. Morris

/s/ David B. Parshall                        Director
------------------------------------------
                 David B. Parshall

/s/ Mark C. Pickup                           Director
------------------------------------------
                  Mark C. Pickup

                                 EXHIBIT INDEX

EXHIBIT NUMBER*                      DESCRIPTION
--------------                       -----------
4(a)                  Registrant's Certificate of Incorporation, as amended.

4(c)                  Friedman's Inc. Amended and Restated 1994 Stock Option
                      Plan for Outside Directors.

5                     Opinion of counsel to Registrant.

23(a)                 Consent of counsel (included in Exhibit 5).

23(b)                 Consent of Ernst & Young LLP.

24                    Power of Attorney (contained on page II-8).

______________

*Exhibits are numbered in accordance with Item 601 of Regulation S-K.